Exhibit 23 - Consent of Certified Public Accountant



Board of Directors
Highlands Bankshares, Inc.


   We consent to the use of our report, dated January 25, 1999, relating to the consolidated balance sheets of Highlands Bankshares, Inc. as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998, which report appears on page 24 in the December 31, 1998 Annual Report to Shareholders of Highlands Bankshares, Inc. and page 46 of this 10KSB.


                                        S. B. HOOVER & COMPANY, L.L.P.





Harrisonburg, VA
March 19, 1999